EXHIBIT 5(b), 8 & 23(b)


                            THELEN REID & PRIEST LLP
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019




                                                       (212) 603-2000



                                             New York, New York
                                             December 4, 2001


DPL Inc.
Courthouse Plaza Southwest
Dayton, Ohio 45402

Ladies and Gentlemen:

          We are acting as special counsel to DPL Inc., an Ohio corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of $400,000,000 in aggregate principal amount of 6 7/8% Senior Notes due 2011 (the "Exchange Notes") of the Company, in connection with an offer by the Company to issue the Exchange Notes in exchange for 6 7/8% Senior Notes due 2011 of the Company, which are currently outstanding in the same aggregate principal amount, all as described in the Registration Statement.

          Subject to the qualifications hereinafter expressed, we are of the opinion that the Exchange Notes, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the state of Ohio. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Ohio, upon an opinion of even date herewith addressed to you by Stephen
F. Koziar, Jr., Esq., Group Vice President and General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

          We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement.


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          We hereby consent to the filing of this opinion as Exhibit 5(b) to the
Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                             /s/ Thelen Reid & Priest LLP

                                             THELEN REID & PRIEST LLP